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Contact:          Thomas W. Zaucha, CEO
                  Northstar Health Services, Inc.
                  (412) 465-3201

                  Tracey L. Missien, Director of Marketing
                  Northstar Health Services, Inc.
                  (412) 465-3711

                                                   For Immediate Release

                    Directors Led by Thomas Zaucha Confirmed
                          As Board 0f Northstar Health

Indiana, PA - August 4, 1997 - Northstar Health Services, Inc. (NSTR:OTCBB) announced today that the Delaware Supreme Court has confirmed the March 1997 election of a new slate of directors led by Thomas W. Zaucha and the ouster of a rival director group. Mr. Zaucha, a professional physical therapist, founded Northstar's principal subsidiary, Keystone Rehabilitation Systems in 1981, and has been a member of the Northstar Board since 1995.

Mr. Zaucha, who became Northstar's Chief Executive Officer in 1995 and Chairman of the Board in 1996, had experienced widening disagreements with other Board members concerning a variety of corporate governance issues, which ultimately led to his commencement, in February 1997, of a consent solicitation to remove all the other members of the Board and to elect five new Directors. On March 24, 1997, Mr. Zaucha delivered written consents representing 61% of the outstanding Northstar shares. The results of the election were confirmed by the Delaware Chancery Court on May 8, 1997 in a decision affirmed last Friday by the Delaware Supreme Court.

Mr. Zaucha stated: "This decision is an important milestone in our efforts to bring Northstar back to financial and operational health. We now have a united, hardworking Board, dedicated to the interests of stockholders, employees and patients. Many challenges lie ahead, but with the affirmation of this Board, it is now time to move forward."

Northstar plans to hold an annual meeting of stockholders on September 11, 1997, in Indiana, Pennsylvania.

Northstar Health Services, Inc. is a leading regional provider of physical rehabilitation, mobile diagnostics and contracted long term care services at outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania, Ohio and West Virginia.